Exhibit 99.1

HUDSON PACIFIC CONTINUES SAN FRANCISCO PORTFOLIO EXPANSION

WITH TWO OFFICE PROPERTY TRANSACTIONS

—Strategic acquisitions and investments over the past five months will grow company’s holdings in the market to more than two million square feet—

LOS ANGELES—December 16, 2010 – Hudson Pacific Properties (NYSE:HPP) has completed a major office property acquisition and property investment in two transactions involving landmark San Francisco office properties. The company acquired 1455 Market Street, a 1,012,000-square-foot office tower, in a transaction with Bank of America and Strada Investment Group for approximately $93.0 million. In a separate transaction, the company also made an approximately $40.3 million investment to acquire 51 percent of the 581,000-square-foot One and Two Rincon Center office project, which it intends to own in a joint venture with an affiliate of Beacon Capital Partners. The joint venture includes a put/call arrangement for the company to acquire the remainder of the Rincon Center properties for a pre-agreed price, which is projected to occur in the second quarter of 2011.

“We identified San Francisco as a primary investment market this year and have actively pursued attractive office property acquisitions such as these since our debut as a publicly traded REIT in June,” said Victor J. Coleman, chief executive officer, Hudson Pacific Properties. “Both properties are well-located, quality buildings with solid occupancies and amenities, attributes that meet our investment criteria.”

One and Two Rincon Center is comprised of 482,000 square feet of office and 99,000 square feet of retail. The five-story One Rincon Center and six-story Two Rincon Center, built in 1989, are part of the dynamic, mixed-use Rincon Center complex that is bounded by Mission, Howard, Spear and Steuart streets in the South Financial District. The project is currently 80 percent occupied by premier tenants and remains subject to a $106.0 million project loan, bearing 6.08% interest, and maturing July 1, 2011.

The 22-story, 1455 Market Street office property, located in the Civic Center area, was originally constructed in 1977 as a build-to-suit for Bank of America. The bank will continue its operations at the property in approximately 836,000 square feet as part of the transaction. Bank of America’s on-going occupancy, together with a 90,000-square-foot lease with The Army Corps of Engineers, and additional retail tenancy, supports a 92 percent total project occupancy of institutional quality.

“Our long-standing relationships with owners, brokers and financial institutions distinctly benefit us as we seek opportunities for acquisitions. These two acquisitions were a direct result of those relationships and our strong track record, both of which have typified our investment activity in San Francisco and enabled us to achieve a substantial presence in this market,” Coleman added.

With the 1455 Market Street acquisition, and assuming the acquisition of the remainder of the Rincon Center properties, Hudson Pacific Properties will own over 2.0 million square feet of office properties in San Francisco. In October, Hudson Pacific Properties acquired 222 Kearny Street, a 144,440-square-foot, two-building property in the North Financial District. The company also owns 875 Howard Street, a 286,000-square-foot office property South of Market across from the Moscone Convention Center.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. Its portfolio includes 11 wholly-owned properties and one property under contract totaling approximately 3.4 million square feet, strategically located in many of the Company’s target markets. Upon completion of the Rincon Center acquisition the company’s portfolio will total 4 million square feet. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ending December 31, 2010. For additional information visit www.hudsonpacificproperties.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance.

Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus dated June 23, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Media Contact:

Casey & Sayre

Karen Diehl

(310) 473-8090

kdiehl@cswpr.com

Investor Contacts:

Hudson Pacific Properties, Inc.

Mark Lammas

Chief Financial Officer

(310) 445-5700

Addo Communications, Inc.

Andrew Blazier

(310) 829-5400

andrewb@addocommunications.com